Exhibit 10.6

November 26, 2012

Excel Mortgage Servicing, Inc.	AmeriHome Mortgage Corporation
19500 Jamboree Road	19500 Jamboree Road
Irvine, CA 92162	Irvine, CA 92162

Integrated Real Estate Service Corporation
19500 Jamboree Road
Irvine, CA 92162

Re:  Fourth Amendment to Master Repurchase Agreement and Pricing Letter (“Fourth Amendment”).

This Fourth Amendment is made this 26th day of November, 2012 (the “Amendment Effective Date”), to that certain Master Repurchase Agreement, dated August 31, 2011 (the “Repurchase Agreement”) and the Pricing Letter, dated August 31, 2011 (the “Pricing Letter”), as amended by the First Amendment to Master Repurchase Agreement and Pricing Letter dated May 1, 2012 (the “First Amendment”), by the Second Amendment to Master Repurchase Agreement and Pricing Letter dated June 21, 2012 (the “Second Amendment”) and by the Third Amendment to Master Repurchase Agreement and Pricing Letter dated August 24, 2012 (the “Third Amendment”), in each case by and among Excel Mortgage Servicing, Inc. and AmeriHome Mortgage Corporation (each a “Seller” and, collectively, “Sellers”), and EverBank (“Buyer”).  The Repurchase Agreement, the Pricing Letter, the First Amendment, the Second Amendment and the Third Amendment are sometimes hereinafter collectively referred to as the “Agreement.”

WHEREAS, Sellers and Integrated Real Estate Service Corporation (“Guarantor”) requested that Buyer amend the Agreement; and

WHEREAS, Sellers, Guarantor and Buyer have agreed to amend the Agreement as set forth herein.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree to amend the Agreement as follows:

SECTION 1.                            Amendments.

(a)                                 The following definitions contained in Section 1 of the Pricing Letter are hereby amended and restated in their entirety as follows:

“‘Pricing Spread’ shall mean:

Type of Mortgage Loan	Percentage

Conforming Mortgage Loans, Eligible Government Mortgage Loans, Eligible Correspondent Mortgage Loans, Category 1 High LTV VA Refinance Loans and Jumbo Mortgage Loans	3.25%

Category 2 High LTV VA Refinance Mortgage Loans	3.50%

DU Refi Plus Loans	3.50%

Aged Mortgage Loans	4.00%

Mortgage Loans exceeding the applicable Transaction Term Limitation	12.00%

Where a Purchased Mortgage Loan may qualify for two or more Pricing Spreads hereunder, unless otherwise expressly agreed to by the Buyer in writing, such Purchased Mortgage Loan shall be assigned the higher Pricing Spread, as applicable.”

“‘Purchase Price Percentage’ shall mean:

Type of Mortgage Loan	Percentage

Conforming Mortgage Loans, Eligible Government Mortgage Loans, Jumbo Loans with Buyer as the Takeout Investor	98%

Category 1 High LTV VA Refinance Mortgage Loans	95%

Category 2 High LTV VA Refinance Mortgage Loans	90%

Jumbo Mortgage Loans with Takeout Investor other than Buyer	95%

Eligible Correspondent Mortgage Loans	97%

DU Refi Plus Loans	95%

Aged Mortgage Loans	The applicable percentage set forth above minus 10%

Where a Purchased Mortgage Loan may qualify for two or more Purchase Price Percentages hereunder, unless otherwise expressly agreed to by Buyer in writing, such Purchased Mortgage Loan shall be assigned the lower Purchase Price Percentage, as applicable.”

“‘Termination Date’ shall mean the earliest of (i) November 25, 2013, (ii) such date as Buyer may determine in its sole discretion by written notice to Seller (provided that in the event of such notice of termination, the Repurchase Date with respect to outstanding Transactions shall not be accelerated in the absence of (a) an Event of Default or (b) the occurrence of a termination in accordance with clauses (i) or (iii) of this definition) or (iii) such date as determined by Buyer pursuant to its rights and remedies under the Agreement.”

(b)                                 Section 2 of the Pricing Letter is hereby amended and restated in its entirety as follows:

“SECTION 2.                                                 Reserved.”

(c)                                  Section 3 of the Pricing Letter is hereby amended and restated in its entirety as follows:

“SECTION 3.                  Certain Financial Condition Covenants.  Without limiting any provision set forth in the Agreement, the applicable Seller Party shall comply with the following covenants, each to be tested on each Test Date occurring prior to the Termination Date, and each to be determined on a consolidated basis with such Person’s Subsidiaries (including AmeriHome, with respect to Excel):

(i)                    Maintenance of Adjusted Tangible Net Worth.  (a) Excel shall maintain an Adjusted Tangible Net Worth of not less than $10,000,000.00, and (b) Guarantor shall maintain an Adjusted Tangible Net Worth of not less than $15,000,000.00.

(ii)                 Maintenance of Ratio of Adjusted Indebtedness to Adjusted Tangible Net Worth.  Excel shall maintain the ratio of its Adjusted Indebtedness to its Adjusted Tangible Net Worth of no greater than 15:1.

(iii)              Operating Cash Flow to Debt Service Ratio.  Excel shall maintain on a trailing six-month basis the ratio of (a) its Operating Cash Flow to (b) its Debt Service of at least 1.00:1.00.

(iv)             Maintenance of Liquidity.  Excel shall ensure that it has cash and Cash Equivalents (excluding Restricted Cash or cash pledged to Persons other than Buyer), in an amount not less than the greater of (a) $2,000,000.00, and (b) an amount equal to 20% of its Adjusted Tangible Net Worth.

(v)                Maintenance of Profitability. Excel shall not permit, for the four (4) consecutive fiscal quarters ending on the relevant Test Date, Seller’s Net Income for such four (4) consecutive fiscal quarters (on an aggregate basis) to be less than $1.00.”

(d)                                 Sellers shall update the Compliance Certificate attached as Exhibit A to the Pricing Letter to reflect the revised financial covenants set forth in Section 1(c) of this Fourth Amendment.

(e)                                  The following definitions contained in Section 2 of the Repurchase Agreement are hereby amended and restated in their entirety as follows:

“‘Adjusted Tangible Net Worth’ shall mean, with respect to any Person at any date, the Net Worth of such Person plus (a) (i) all unpaid principal of all Subordinated Debt of such Person at such date; and (ii) the MSR Value at such date; minus:  (b) (i) the aggregate book value of all intangible assets of such Person (as determined in accordance with GAAP), including, without limitation, goodwill; trademarks, trade names, service marks, copyrights, patents, licenses and franchises; capitalized Servicing Rights; organizational expenses; and deferred expenses; (ii) receivables from equity owners, Affiliates or employees; (iii) advances of loans to Affiliates; (iv) investments in Affiliates; (v) assets pledged to secure any liabilities not included in the Indebtedness of such Person; and (vi) any other assets which would be deemed by HUD to be unacceptable in calculating adjusted tangible net worth; in all cases, calculated on a consolidated basis and determined in accordance with GAAP consistent with those applied in the preparation of the Financial Statements referred to herein.”

“‘LIBOR Rate’ shall mean, with respect to each day a Transaction is outstanding, the rate per annum equal to the rate appearing at  Reuters Screen LIBOR01 Page (or such other page as may replace the Reuters LIBOR01 Page on such service or such other service as may be designated by Buyer for the purpose of displaying London interbank offered rates for U.S. Dollar deposits) as one month LIBOR on such date (and if such date is not a Business Day, the LIBOR Rate in effect on the Business Day immediately preceding such date), and if such rate shall not be so quoted, the rate per annum at which Buyer or its Affiliate is offered dollar deposits at or about 10:00 a.m., New York City time, on such date, by prime banks in the interbank eurodollar market where the eurodollar and foreign currency exchange operations in respect of its Transactions are then being conducted for delivery on such day for a period of one month and in an amount comparable to the amount of the Transactions outstanding on such day. “

(f)                                   The definitions of “LIBOR Floor” contained in the Repurchase Agreement and the Pricing Letter are hereby deleted.

(g)                                  Section 3(c)(i) of the Repurchase Agreement is hereby amended and restated in its entirety as follows:

“(i)             The applicable Seller shall deliver a Transaction Request through the EverBank Warehouse Electronic System to Buyer on or prior to the date and time set forth in Section 3(b)(vi) prior to entering into any Transaction.  Such Transaction Request shall include all information required by Buyer pursuant to the EverBank Warehouse Customer Guide.  Following receipt of such request, Buyer may in its sole discretion agree to enter into such requested Transaction, in which case it will fund the Purchase Price therefor as contemplated in this Agreement.  Buyer’s funding the Purchase Price of the Transaction and Seller’s acceptance thereof, will constitute the parties agreement to enter into such Transaction.  Buyer shall confirm the terms of each Transaction on the EverBank Warehouse Electronic System, including information that sets forth (A) the Purchase Date, (B) the Purchase Price, (C) the Repurchase Date, (D) the Pricing Rate applicable to the Transaction, (E) the applicable Purchase Price Percentages, and (F) additional terms or conditions not inconsistent with this Agreement; provided that Buyer’s failure to enter the information into the EverBank Warehouse Electronic System shall not affect the obligations of Sellers with respect to such Transaction.  This Agreement is not a commitment by Buyer to enter into Transactions with Seller but rather sets forth the procedures to be used in connection with periodic requests for Buyer to enter into Transactions with Seller.  Seller hereby acknowledges that Buyer is under no obligation to agree to enter into, or to enter into, any Transaction pursuant to this Agreement. “

(h)                                 Section 3(c)(iii) of the Repurchase Agreement is hereby amended and restated in its entirety as follows:

“(iii)  Except as otherwise provided in the definition of Termination Date, the Repurchase Date for each Transaction shall not be later than the Termination Date.”

(i)                                     Section 12 of the Repurchase Agreement is hereby amended by adding to the end thereof a new subsection (bb) as follows:

(bb)        Minimum Reserve Amount.  Sellers shall at all times maintain the Minimum Reserve Amount in the Reserve Account.  In the event Buyer makes any withdrawal from the Reserve Account, Buyer shall provide Sellers notice of such withdrawal and Sellers shall have one (1) Business Day following such notice to deposit sufficient funds in the Reserve Account to satisfy the Minimum Reserve Amount.  Buyer shall have the right, but not the obligation, at any time and from time to time to transfer funds from the Inbound Account or the Haircut Account to the Reserve Account to maintain the Minimum Reserve Amount.

SECTION 2.                            Defined Terms.  Any terms capitalized but not otherwise defined herein should have the respective meanings set forth in the Agreement.

SECTION 3.                            Limited Effect.  Except as amended hereby, the Agreement shall continue in full force and effect in accordance with its terms.  Reference to this Fourth Amendment need not be made in the Agreement or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to, or with respect to, the Agreement, any reference in any of such items to the Agreement being sufficient to refer to the Agreement as amended hereby.

SECTION 4.                            Representations.  In order to induce Buyer to execute and deliver this Fourth Amendment, each Seller hereby represents to Buyer that as of the date hereof, except as otherwise expressly waived by Buyer in writing, such Seller is in full compliance with all of the terms and conditions of the Agreement including without limitation, all of the representations and warranties and all of the affirmative and negative covenants, and no Default or Event of Default has occurred and is continuing under the Agreement.

SECTION 5.                            Governing Law. This Fourth Amendment and any claim, controversy or dispute arising under or related to or in connection with this Fourth Amendment, the relationship of the parties, and/or the interpretation and enforcement of the rights and duties of the parties will be governed by the laws of the State of New York without regard to any conflicts of law principles other than Sections 5-1401 and 5-1402 of the New York General Obligations Law which shall govern.

SECTION 6.                            Counterparts.  This Fourth Amendment may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which together shall constitute but one and the same agreement.  This Fourth Amendment, to the extent signed and delivered by facsimile or other electronic means, shall be treated in all manner and respects as an original agreement and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  No signatory to this Fourth Amendment shall raise the use of a facsimile machine or other electronic means to deliver a signature or the fact that any signature or agreement was transmitted or communicated through the use of a facsimile machine or other electronic means as a defense to the formation or enforceability of a contract and each such Person forever waives any such defense.

SECTION 7.                            Guarantor.  Guarantor acknowledges and agrees that nothing contained herein, and Guarantor’s signature hereon, shall not be deemed an acknowledgement, a course of conduct, a waiver or an amendment of the provisions of the Facility Guaranty, which continue in full force and effect and do not require any Guarantor’s consent to the actions taken hereunder.

[Signature Page Follows]

IN WITNESS WHEREOF, Sellers, Guarantor and Buyer have caused this Fourth Amendment to be executed and delivered as of the Amendment Effective Date.

EXCEL MORTGAGE SERVICING,		EVERBANK, as Buyer
INC., as a Seller

By:	/s/ Todd R. Taylor	By:	/s/ Paul Chmielinski
Name:	Todd R. Taylor	Name:	Paul Chmielinski
Title:	EVP/CFO	Title:	V,P.

AMERIHOME MORTGAGE		INTEGRATED REAL ESTATE
CORPORATION, as a Seller		SERVICE CORPORATION, as Guarantor

By:	/s/ Todd R. Taylor	By:	/s/ Todd R. Taylor
Name:	Todd R. Taylor	Name:	Todd R. Taylor
Title:	EVP/CFO	Title:	EVP/CFO